1. Name and Address of Reporting Person
   Beavers, Jr., Shirley C.
   6400 Arlington Boulevard
   Falls Church,, VA 22042-2336
2. Issuer Name and Ticker or Trading Symbol
   First Virginia Banks, Inc. (FVB)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   7/2001 R1
5. If Amendment, Date of Original (Month/Day/Year)
   07/31/2001
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       07/17/2001 M             3365        A      $15.3889                    D
Common Stock                       07/17/2001 M             4550        A      $15.3889                    D
Common Stock                       07/17/2001 F             -1460       D      $47.9500                    D
Common Stock                       07/17/2001 F             -1883       D      $47.9500   28369            D
Common Stock                                                                              0                I           Custodian for
                                                                                                                       Son.
Common Stock (MIP)                                                                        1928.8858        D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Nonqualified   $27.9167                                             12/19/2005 Common                      796      D
Stock Option                                                                   Stock
Nonqualified   $31.25                                               12/17/2006 Common                      3000     D
Stock Option                                                                   Stock
Nonqualified   $42.75                                               12/14/2009 Common                      12661    D
Stock Option                                                                   Stock
Nonqualified   $44.625                                              12/15/2008 Common                      12500    D
Stock Option                                                                   Stock
Nonqualified   $52.31                                               12/16/2007 Common                      11644    D
Stock Option                                                                   Stock
Incentive      $15.3889 07/17/2001 M               4550  12/17/1992 12/17/2001 Common  4550     $15.3889   0        D
Stock Option                                                                   Stock
Incentive      $21.8333                                             12/14/2003 Common                      14197    D
Stock Option                                                                   Stock
Incentive      $27.9167                                             12/19/2005 Common                      6703     D
Stock Option                                                                   Stock
Incentive      $31.25                                               12/17/2006 Common                      4500     D
Stock Option                                                                   Stock
Incentive      $42.75                                               12/14/2009 Common                      2339     D
Stock Option                                                                   Stock
Incentive      $45.4375                                             12/19/2010 Common                      2173     D
Stock Option                                                                   Stock
Incentive      $52.31                                               12/16/2007 Common                      3356     D
Stock Option                                                                   Stock
Nonqualified   $15.3889 07/17/2001 M               3365  12/17/1992 12/17/2001 Common  3365     $15.3889   0        D
Stock Option                                                                   Stock
Nonqualified   $21.8333                                             12/31/2003 Common                      802      D
Stock Option                                                                   Stock
Nonqualified   $45.4375                                             12/19/2010 Common                      12827    D
Stock Option                                                                   Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Shirley C. Beavers, Jr.

DATE
08/09/2001